Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
(703) 873-2300 (fax)
tdrennan@lcc.com

LCC INTERNATIONAL REPORTS FOURTH QUARTER AND YEAR END
RESULTS

Company provides guidance for 2002

MCLEAN, VIRGINIA, February 11, 2002 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported revenues for the fiscal year ended December 31, 2001 of $130.6 million versus $150.4 million posted for the full year of 2000. The Company reported net income for 2001 of $17.0 million as compared to $20.6 million for 2000. Basic and fully diluted earnings per share for 2001 were $0.83 and $0.81 (on 20.6 million basic and 20.9 million fully diluted shares respectively). Excluding unusual gains from the sale of several of the Company’s assets, the Company earned net income of $1.6 million and $5.9 million for 2001 and 2000 respectively and earnings per share of $0.08 primary and $0.08 fully diluted for 2001.

C. Thomas Faulders III, chairman and chief executive officer said, “2001 was a challenging year for the wireless industry. The high cost for new wireless licenses tightened the capital markets worldwide, causing major impediments to both expansion of existing systems and the design and development of new networks. LCC was able to maintain profitability and positive cash flow by focusing on our clients’ needs and controlling costs. With our cash balances, we have been able to take advantage of lower valuations resulting from the strained wireless sector. The acquisitions of Transmast Italia in Italy and Smith Woolley Telecom in the U.K., have given us the ability to provide turnkey network implementation services in two key European countries thereby providing a key component of our international growth strategy. In 2002, we will stay focused on operational execution and sales growth, and we expect to emerge from the current industry malaise stronger and more profitable than before.”

Revenues for the fourth quarter ended December 31, 2001 were $24.1 million, compared to $45.0 million posted for the quarter ended December 31, 2000. The Company reported a net loss for the fourth quarter of $0.8 million or a $0.04 per share on both a basic and fully diluted basis. This result compares to net income of $2.3 million for the same period last year or $0.11 per share basic and fully diluted. Excluding an unusual gain from the recognition of deferred profit from the sale of the Company’s tower portfolio, the loss for the fourth quarter of 2001 would have been $0.06 per share basic and fully diluted (on 20.6 million basic and fully diluted shares respectively). This loss was directly related to the final revision of the estimate to complete to the Company’s XM Satellite Radio contract.

Excluding this adjustment, the Company would have had break-even profitability.

Faulders continued by saying, “Despite a more challenging economy and highly competitive market conditions across our regional business units, we expect 2002 revenues and earnings to be comparable to those generated in 2001. With the wind down of our XM project, the first half of the year is not expected to be profitable. However, given the current opportunities that we are pursuing, we expect to see revenue growth starting in the second quarter and a return to profitability by the third quarter.”

For 2002, the Company believes that its revenues will approximate $130 million and earnings per share will range between $0.08 and $0.10 per share.

The Company’s 2001 Annual Meeting of Shareholders will be held on Thursday, May 23, 2002 at LCC’s Headquarters in McLean, Virginia and will begin at 10:00 a.m. EST. Shareholders as of March 28, 2002 are eligible to vote at the May 23rd meeting.

The Company will hold a conference call on Tuesday, February 12, 2002 at 8:30 a.m. Eastern to discuss its fourth quarter and year-end 2001 results. Interested parties can participate either by web cast by visiting the Company’s web site(www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422. Both numbers will require callers to enter reservation number 2627054.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.W. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

# # #

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2000	2001	2000	2001

REVENUES:
Service	$45,026	$24,075	$149,385	$130,609
Tower ownership and management	—	—	1,008	—

	45,026	24,075	150,393	130,609

COST OF REVENUES:
Service	33,626	20,035	109,952	103,535
Tower ownership and management	—	—	333	—

	33,626	20,035	110,285	103,535

GROSS PROFIT	11,400	4,040	40,108	27,074

OPERATING (INCOME) EXPENSE:
Sales and marketing	1,752	1,692	7,833	7,068
General and administrative	5,420	4,172	19,565	15,978
Gain on sale of tower portfolio and administration, net	(242)	(675)	(26,437)	(2,998)
Depreciation and amortization	685	795	2,899	3,012

	7,615	5,984	3,860	23,060

OPERATING INCOME (LOSS)	3,785	(1,944)	36,248	4,014

OTHER INCOME (EXPENSE):
Interest income	510	395	1,951	1,899
Interest expense	(2)	(8)	(263)	(13)
Other	63	(76)	(787)	22,113

	571	311	901	23,999

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	4,356	(1,633)	37,149	28,013
PROVISION (BENEFIT) FOR INCOME TAXES	2,102	(817)	16,531	11,041

NET INCOME (LOSS)	$2,254	$(816)	$20,618	$16,972

NET INCOME (LOSS) PER SHARE:
Basic	$0.11	$(0.04)	$1.01	$0.83

Diluted	$0.11	$(0.04)	$0.93	$0.81

WEIGHTED AVERAGE SHARES USED IN CALCULATION
OF NET INCOME (LOSS) PER SHARE:
Basic	20,467	20,574	20,360	20,571

Diluted	21,325	20,574	22,110	20,916

LCC International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2000	2001

		(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$22,271	$52,658
Short-term investments	20,064	484
Receivables, net of allowance for doubtful accounts of $1,829 and $2,048 at
December 31, 2000 and 2001, respectively:
Trade accounts receivable	31,306	26,294
Due from related parties and affiliates	746	1,073
Unbilled receivables	17,050	10,240
Deferred income taxes, net	1,850	2,724
Prepaid expenses and other current assets	1,858	1,607

Total current assets	95,145	95,080
Property and equipment, net	5,638	5,730
Investments	3,650	5,162
Deferred income taxes, net	5,066	2,038
Other assets	546	1,589

	$110,045	$109,599

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,926	$3,840
Accrued expenses	10,465	5,791
Accrued employee compensation and benefits	12,420	10,323
Deferred revenue	332	640
Income taxes payable	5,725	156
Other current liabilities	817	2,196

Total current liabilities	35,685	22,946
Other liabilities	5,944	849

Total liabilities	41,629	23,795

Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.01 par value:
70,000 shares authorized; 12,040 and 12,271 shares issued and outstanding at
December 31, 2000 and 2001, respectively	120	123
Class B common stock, $0.01 par value:
20,000 shares authorized; 8,450 and 8,407 shares issued and outstanding at
December 31, 2000 and 2001, respectively	85	84
Paid-in capital	91,407	92,428
Accumulated deficit	(18,381)	(1,409)
Notes receivable from shareholders	(2,325)	(2,325)

Subtotal	70,906	88,901
Accumulated other comprehensive loss — foreign currency translation adjustments	(2,490)	(3,097)

Total shareholders’ equity	68,416	85,804

	$110,045	$109,599

LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,

	2000	2001

Cash flows from operating activities:
Net income	$20,618	$16,972
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	2,899	3,012
Provision (recovery) for doubtful accounts	(306)	2,123
Realized gain on sale of investments and assets	—	(22,395)
Gain on sale of tower portfolio	(26,437)	(2,998)
Loss from investments in joint ventures, net	796	—
Changes in operating assets and liabilities
Trade, unbilled, and other receivables	(28,275)	9,358
Accounts payable and accrued expenses	2,593	(8,835)
Other current assets and liabilities	7,165	(5,227)
Other non-current assets and liabilities	4,828	324

Net cash used in operating activities	(16,119)	(7,666)

Cash flows from investing activities:
Proceeds (purchases) of short term investments, net	(19,978)	19,580
Purchases of property and equipment	(3,870)	(3,377)
Proceeds from sale of property and equipment	209	29
Investments	(3,386)	(1,755)
Proceeds from sale of investments and assets	—	22,624
Proceeds from tower portfolio sale, net	72,176	—
Redemption of minority shareholders	(7,174)	—

Net cash provided by investing activities	37,977	37,101

Cash flows from financing activities:
Proceeds from issuance of common stock, net	593	518
Proceeds from exercise of options	1,604	434
Proceeds from line of credit	9,700	—
Payments on line of credit	(14,235)	—
Repayment of loan from shareholder	800	—

Net cash provided by (used in) financing activities	(1,538)	952

Net increase in cash and cash equivalents	20,320	30,387
Cash and cash equivalents at beginning of period	1,951	22,271

Cash and cash equivalents at end of period	$22,271	$52,658

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$148	$—
Income taxes	2,781	14,103

Results of Operations

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.

		Percentage of Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2000	2001	2000	2001

Revenues:
Services	100.0%	100.0%	99.3%	100.0%
Tower ownership and management	0.0	0.0	0.7	0.0

Total revenues	100.0	100.0	100.0	100.0

Cost of revenues:
Services	74.7	83.2	73.1	79.3
Tower ownership and management	0.0	0.0	0.2	0.0

Total cost of revenues	74.7	83.2	73.3	79.3

Gross profit:
Services	25.3	16.8	26.2	20.7
Tower ownership and management	0.0	0.0	0.5	0.0

Total gross profit	25.3	16.8	26.7	20.7

Operating expenses:
Sales and marketing	3.9	7.0	5.2	5.4
General and administrative	12.0	17.3	13.0	12.2
Tower portfolio sale and operations, net	(0.5)	(2.8)	(17.5)	(2.3)
Depreciation and amortization	1.5	3.3	1.9	2.3

Total operating expenses	16.9	24.8	2.6	17.6

Operating income (loss)	8.4	(8.0)	24.1	3.1

Other income (expense):
Interest income	1.1	1.6	1.3	1.5
Interest expense	0.0	0.0	(0.2)	0.0
Other	0.2	(0.3)	(0.5)	16.9

Total other income (expense)	1.3	1.3	0.6	18.4

Income (loss) from operations before
income taxes	9.7	(6.7)	24.7	21.5

Provision (benefit) for income taxes	4.7	(3.2)	11.0	8.5

Net income (loss)	5.0%	(3.5)%	13.7%	13.0%

Three Months Ended December 31, 2001
Compared to
Three Months Ended December 31, 2000

     Revenues. Revenues for the three months ended December 31, 2001 were $24.1 million compared to $45.0 million for the prior year, a decrease of $20.9 million or 46.4%. This decrease is largely related to a decline in revenue derived in the United States of $17.2 million, with the XM Satellite Radio contract constituting 68.8% of this decline. A slowdown in a large network deployment contract in the Middle East also contributed $2.9 million of the revenue decline. The revenue decline reflects the substantial completion of the XM Radio Satellite contract, which contributed to 30.3% and 42.5% of revenues in 2001 and 2000, respectively.

     Cost of Revenues. Cost of revenues for the three months ended December 31, 2001 were $20.0 million compared to $33.6 million for the prior year, a decrease of $13.6 million. As a percentage of total revenues, cost of revenues was 83.2% and 74.7% for 2001 and 2000, respectively. Cost of revenues was higher as a percentage of revenue in 2001 because of increased costs to complete the XM Satellite Radio contract of $1.7 million. This $1.7 million adjustment to the XM Radio Satellite contract was approximately 1.3% of the total contract value as of December 31, 2001. Cost of revenues were also higher because of increased competitive pressures in the telecommunications marketplace driven by a slowdown in customer spending.

     Gross Profit. Gross profit for the three months ended December 31, 2001 was $4.0 million compared to $11.4 million for the prior year, a decrease of $7.4 million or 64.9%. As a percentage of total revenues, gross profit was 16.8% and 25.3% for 2001 and 2000, respectively. The decline in gross profit margin in 2001 is attributable to the additional items of cost, discussed in Cost of Revenues.

     Sales and Marketing. Sales and marketing expenses were $1.7 million for the three months ended December 31, 2001 compared to $1.8 million for the prior year, a decrease of $0.1 million. As a percentage of total revenues, sales and marketing was 7.0% and 3.9% for 2001 and 2000, respectively. The decline in revenue increased the sales and marketing expense as a relative percentage.

     General and Administrative. General and administrative expenses were $4.2 million for the three months ended December 31, 2001 compared to $5.4 million for the prior year. As a percentage of revenues, general and administrative expenditures were 17.3% and 12.0% for 2001 and 2000, respectively. The increased expense as a percentage of revenues reflects the relative reduction in revenues in 2001 compared to 2000 offset by savings from cost saving measures.

     Gain on Sale of Tower Portfolio and Administration, net. During February 2000, the Company entered into an agreement for the sale of tower sites that it owned. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. As part of a settlement agreement reached in January 2002, the Company agreed to pay $2.0 million to satisfy the remaining lease obligation. Also in this agreement, The Company received $2.0 million for minimum fees required under a cancelled services agreement. In the three months ended December 31, 2001 the Company recognized $0.7 million of this previously deferred revenue.

     Depreciation and Amortization. Depreciation and amortization expense was $0.8 million for the three months ended December 31, 2001 compared to $0.7 million for the prior year.

     Interest Income. Interest income was $0.4 million for the three months ended December 31, 2001 compared to $0.5 million for the prior year. The interest income decline was largely driven by lower yields available for short-term investments.

     Provision (Benefit) for Income Taxes. The provision (benefit) for income taxes was recorded for the three months ended December 31, 2001 using an effective income tax rate of 50.0% compared to 48.3% for the comparable period in 2000. The higher tax rate for the three months ended December 31, 2001 reflects the adjustment to decrease the effective tax rate used for the full year from 40.0% to 39.4%. The increased effective tax rate in 2000 reflected a change in estimated non-deductible expenses resulting from the tower portfolio sales.

     Net Income (Loss). The net loss was $0.8 million for the three months ended December 31, 2001 compared to net income of $2.3 million in the prior year. The reduction in earnings can be attributed to the decline in gross profit, as a result of reduced contract revenues and a decline in the gross profit margin earned on contracts.

Twelve Months Ended December 31, 2001
Compared to
Twelve Months Ended December 31, 2000

     Revenues. Revenues for the twelve months ended December 31, 2001 were $130.6 million compared to $150.4 million for the prior year, a decrease of $19.8 million or 13.2%. A slowdown in a large network deployment contract performed in the Middle East contributed to $11.1 million of the decreased revenues. Revenue declines in the United States of $6.5 million also contributed to the decline. The revenue decline reflects the substantial completion of the XM Radio Satellite contract, which contributed 43.9% and 38.8% of revenues in 2001 and 2000, respectively.

     Cost of Revenues. Cost of revenues for the twelve months ended December 31, 2001 was $103.5 million compared to $110.3 million for the prior year, a decrease of $6.8 million. As a percentage of total revenues, cost of revenues was 79.3% and 73.3% for 2001 and 2000, respectively. Cost of revenues in 2001 was a higher percentage of revenue than in the previous year due to an increase in costs to complete a large fixed price contract in the Middle East of $3.3 million, an additional provision for expatriate employee reimbursed taxes of $1.3 million, costs associated with lower utilization of professional staff of $1.0 million, and a $1.5 million benefit recorded in 2000 relative to certain employment related taxes recorded in prior years.

     Gross Profit. Gross profit for the twelve months ended December 31, 2001 was $27.1 million compared to $40.1 million for the prior year, a decrease of $13.0 million or 32.4%. As a percentage of total revenues, gross profit was 20.7% and 26.7% for 2001 and 2000, respectively. The decline in gross profit margin in 2001 is attributable to additional items of cost, discussed in Cost of Revenues, and contract margin declines caused by increased competition driven by a slowdown in customer spending.

     Sales and Marketing. Sales and marketing expenses were $7.1 million for the twelve months ended December 31, 2001 compared to $7.8 million for the prior year, a decrease of $0.7 million. As a percentage of total revenues, sales and marketing was 5.4% and 5.2% for 2001 and 2000, respectively. The decrease is attributed both to reductions in agent commissions relative to the revenue decline of a large fixed price contract performed in the Middle East as well as reductions from cost saving measures.

     General and Administrative. General and administrative expenses were $16.0 million for the twelve months ended December 31, 2001 compared to $19.6 million for the prior year. General and administrative expenditures in 2001 include a net benefit of $7.4 million relative to the recovery of receivable balances written-off in prior years from two bankrupt clients, offset by bad debt reserves for the current year of $2.1 million. The large provision for bad debt expense in 2001 is caused by a general tightening of the capital markets to clients in the wireless telecommunications market. Other increases in the general and administrative expenses in 2001 were related to employee severance and related costs of $0.7 million, insurance costs of $0.3 million, and other administrative costs associated with infrastructure to support anticipated international growth and expansion.

     Gain on Sale of Tower Portfolio and Administration, net. During February 2000, the Company entered into an agreement for the sale of tower sites that it owned. As part of the sale agreement the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of $5.2 million on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant. As part of a settlement agreement reached in January 2002, the Company agreed to pay $2.0 million to satisfy the remaining lease obligation. Also in this agreement, the Company received $2.0 million for minimum fees required under a cancelled services agreement. In the current year, the Company recognized $3.2 million of this previously deferred revenue, which was offset by $0.2 million in related operating expenses.

     Depreciation and Amortization. Depreciation and amortization expense was $3.0 million for the twelve months ended December 31, 2001 compared to $2.9 million for the prior year.

     Interest Income. Interest income was $1.9 million for the twelve months ended December 31, 2001 compared to $2.0 million for the prior year. Interest income in 2001 declined slightly over 2000 reflecting a decline in yields available for short-term investments.

     Other Income (Expense). Other income was $22.1 million for the twelve months ended December 31, 2001 compared to an expense of $0.8 million for the prior year. The other income in the current year is largely attributable to the sale of all of the Company’s Nextwave Class B common stock and its current debt claims against Nextwave resulting in a gain of $21.4 million. The Company also sold its investment in Tecnosistemi, resulting in a gain of $1.0 million in 2001. Other expense in the prior year was primarily due to losses from using the equity method of accounting for one of the Company’s investments.

     Provision for Income Taxes. The provision for income taxes was recorded for the twelve months ended December 31, 2001 using an effective income tax rate of 39.4% compared to 44.5% for the comparable period in 2000. The higher tax rate in 2000 reflects permanent differences relative to the tower portfolio sale.

     Net Income. Net income was $17.0 million for the twelve months ended December 31, 2001 compared to $20.6 million in the prior year. Net income adjusted for unusual gains from asset sales was $1.6 million and $5.9 million for 2001 and 2000, respectively.

     Net Income (in thousands) adjusted for unusual gains:

	3 Months		12 Months
	2000	2001	2000	2001
Income (Loss) before taxes	$4,356	$(1,633)	$37,149	$28,013

Tower gains	(242)	(675)	(26,437)	(2,998)
Nextwave	—	—	—	(21,400)
Tecnosistemi	—	—	—	(995)

Adjusted Income (Loss)
before taxes	4,114	(2,308)	10,712	2,620

Taxes	1,985	(1,154)	4,767	1,033

Adjusted Net Income	$2,129	$(1,154)	$5,945	$1,587

Basic	$0.10	$(0.06)	$0.29	$0.08
Diluted	$0.10	$(0.06)	$0.27	$0.08

Basic	20,467	20,574	20,360	20,571
Diluted	21,325	20,574	22,110	20,916